SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2006

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31979	84-1460811
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

3200 Walnut Street, Boulder, Colorado	80301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 381-6600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported by Array BioPharma Inc. (the “Company”), the Company entered into an Assignment Agreement on June 22, 2006 (the “Assignment Agreement”) with BioMed Reality L.P. (“BioMed”) involving the assignment to BioMed of options and agreements the Company acquired to purchase its Boulder and Longmont, Colorado facilities and the subsequent lease of those facilities from BioMed to the Company. On August 9, 2006, BioMed completed the purchase of the Longmont facility as contemplated by the Assignment Agreement (the “Longmont Closing”).  As a result of the Longmont Closing, BioMed paid the Company a total of $13,986,238 pursuant to the Assignment Agreement.

As part of the transactions contemplated by the Assignment Agreement, the Company also entered into a lease agreement with BioMed, dated August 9, 2006, for the Longmont facility (the “Longmont Lease”).  The Longmont Lease has a term of 10 years with an initial rental rate of $2,168,259 annually, subject to 2% annual increases, with the right to extend for up to two additional five-year terms.  In addition, the Company received a tenant improvement allowance of $300,000 under the Longmont Lease.

The press release announcing the closing of these facilities transactions is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

Upon the Longmont Closing, the lease agreement between the Company and Circle Capital Longmont LLC dated February 28, 2000, as amended, for the Longmont facility terminated.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of Registrant.

The description of the direct financial obligations under the Longmont Lease with BioMed for the Longmont facility described in Item 1.01 above is incorporated to this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release dated August 10, 2006 entitled “Array BioPharma Receives $14 Million from Longmont Facilities Transaction.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARRAY BIOPHARMA INC.

Date: August 10, 2006	By:	/s/ Robert E. Conway
Robert E. Conway
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.
99.1	Press release dated August 10, 2006 entitled “Array BioPharma Receives $14 Million from Longmont Facilities Transaction.”